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                                  EXHIBIT 4.5


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                            STEWART FINANCE COMPANY

                           FORM OF SENIOR DEMAND NOTE

                        (FORM TO BE USED AFTER 2/19/98)


        On Demand, for value received, STEWART FINANCE COMPANY promises to pay:


___________________________________________________

At the home office of Stewart Finance Company, 610 Sibley Avenue, Union Point, Georgia 30669, the principal amount of this Note, as represented from time to time on the books and records of Stewart Finance Company, and to pay interest thereon at not more than the prime rate, calculated on a simple interest basis. Prime Rate means the rate of interest equal to the rate announced from time to time in the Tuesday edition of the Wall Street Journal as the "Prime Rate". For purposes of computing interest on this note, the interest rate shall be initially established as the Prime Rate on the Tuesday next preceding the date of this note and shall change each week with respect to any outstanding principal balance of this note effective on the Tuesday announcement of a Prime Rate. In the event that the Wall Street Journal, during the term hereof, shall abolish or abandon the practice of announcing a "Prime Rate" of interest, or should it become unascertainable, Company shall designate a comparable reference rate which shall be deemed to be the Prime Rate hereunder. Stewart Finance Company can call this note for redemption at any time without penalty.

This Note is nonnegotiable and is transferrable only on the books of Stewart Finance Company.



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Company Officer


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Company Officer


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR CONVEYED IN WHOLE OR IN PART TO ANY PERSON WHO DOES NOT HAVE HIS (HER) PRINCIPAL RESIDENCE IN THE STATE OF GEORGIA.


                   THIS SECURITY IS NOT A DEPOSIT AND IS NOT
             INSURED OR GUARANTEED BY ANY FEDERAL OR STATE AGENCY.